Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated July 13, 2017

Registration Statement No. 333-217092

Relating To Preliminary Prospectus dated June 30, 2017

Free Writing Prospectus

MYnd Analytics, Inc. -- Press Release and Over-allotment Option

This free writing prospectus relates to the proposed public offering of shares of common stock and warrants to purchase shares of common stock of MYnd Analytics, Inc. (the “Company”), all of which are being registered on a Registration Statement on Form S-1 (No. 333-217092) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated June 30, 2017 included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/822370/000161577417003455/s106724_s1a.htm

The Company has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Maxim Group LLC, Prospectus Department, 405 Lexington Ave., New York, NY, 10174; Telephone: (800) 724-0761; Email: syndicates@maximgrp.com.

MYnd Analytics Declares Special Dividend of Common Stock Warrants to all holders of Common Stock as of July 13, 2017

NEW YORK, July 13, 2017 (GLOBE NEWSWIRE) — MYnd Analytics, Inc. (OTCQB:MYAN), announced that it had established July 13, 2017 as the record date for the determination of stockholders entitled to receive a special dividend of warrants to purchase shares of the Company’s common stock. The warrants, which will be distributed on the distribution date pro rata to all holders of common stock on the record date, will be exercisable (in accordance with their terms) to purchase one share of common stock for every share held on the record date by such stockholders, at an exercise price of $5.25 per share. The warrants will become exercisable commencing not less than 12 months following the distribution date and will expire five years thereafter.

The warrant dividend will be distributed only to those persons who held shares of common stock as of the record date (i.e., July 13, 2017). July 14, 2017 will be the ex-dividend date for the warrant dividend, and as such, any person who acquires shares of common stock in the market on or after the ex-dividend date, including anyone who acquires shares of common stock in the Company's public offering of common stock and warrants, will not be entitled to receive the distribution of the dividend.. The Company expects to complete the distribution by no later than July 27, 2017.

The distribution of the warrants has not been registered with the Securities and Exchange Commission and the warrants will not be transferable by the holder thereof. The Company expects to file a registration statement with the Securities and Exchange Commission covering the issuance of the shares of common stock upon the exercise of the warrants prior to the warrants becoming exercisable. Assuming a registration statement is in effect, the warrants will become exercisable no sooner than the twelve month anniversary of their distribution.

About MYnd Analytics, Inc.

MYnd Analytics, Inc. (www.myndanalytics.com) is a predictive medicine company which brings objective physical findings to psychiatric treatment in order to reduce trial and error prescribing. The Company’s Psychiatric EEG Evaluation Registry, or PEER Online, is a registry and reporting platform that allows medical professionals to exchange treatment outcome data for patients referenced to objective neurophysiology data obtained through a standard electroencephalogram (EEG).  Based on the Company’s original physician developed database, there are now more than 38,000 outcomes for over 10,000 unique patients in the PEER registry. The goal of PEER Online is to provide objective, personalized data to assist physicians in the selection of appropriate medications.

To read more about the benefits of this patented technology for patients, physicians and payers, please visit www.myndanalytics.com.

This press release does not constitute an offer of any securities for sale.

Forward-looking Statements

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties, such as MYnd Analytics' ability to successfully expand into various market channels, the ability of its products to successfully target objectivity and increased efficiency in the treatment of depression and other mental health and psychiatric illnesses and MYnd Analytics' ability to expand globally in areas where there is an opportunity to improve treatment in mental health, as well as those risks and uncertainties set forth in MYnd Analytics' filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Contact:

Stan Wunderlich

Investor Relations

CFSG1

800-625-2236

info@cfsg1.com

www.launchpadir.net

Underwriters Over-allotment Option

MYnd Analytics, Inc. (the "Company") will grant the underwriters at the effective time of the registration statement the option for a period of 45 days to sell up to an additional $1,350,000 shares of common stock and/or warrants to purchase shares of common stock at the public offering price, less underwriting discounts and commission, to cover overallotments, if any.